Exhibit 99.1

Assembly Biosciences Announces $15.75 Million Registered Direct Offering

New York, New York, October 1, 2014 – Assembly Biosciences, Inc. (Assembly) (ASMB) announced today that on October 1, 2014, it entered into an agreement with institutional investors for the sale of 1,959,000 shares of its common stock at the price of $8.04 per share, resulting in $15.75 million in gross proceeds to the company. The sale price represents a premium to the closing bid price of the company's common stock on September 30, 2014. The financing includes both existing and new investors.

Assembly plans to use the proceeds to advance its two proprietary platform technologies -- a core protein allosteric modulator, or CpAM, program aimed at developing novel oral agents for the treatment and potential cure of chronic hepatitis B infection (HBV) and an orally-delivered microbiome therapeutics technology for treating clostridium difficile infection (CDAD).

"We believe this financing supported by existing and new investors reflects their enthusiasm for the potential of our novel approaches to these two intractable infectious diseases," said Dr. Russell Ellison, Chief Executive Officer and Chairman of Assembly Biosciences.

The placement is expected to close on or before October 6, 2014, subject to satisfaction of customary closing conditions.

William Blair & Company, L.L.C. acted as the sole placement agent for the transaction.

The securities described above are being offered pursuant to a shelf registration statement (File No. 333-179259), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on February 10, 2012. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When filed with the SEC, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC’s website at http://www.sec.gov, or by request to William Blair & Company, L.L.C., Attention: Prospectus Department, 222 West Adams Street, Chicago, IL 60606, by telephone at (800) 621-0687, or by e-mail at prospectus@williamblair.com.

About Assembly Biosciences

Assembly Biosciences, Inc. is a biopharmaceutical company developing novel therapies for infectious diseases and other disorders of the gastrointestinal (GI) system. Assembly’s proprietary core protein allosteric modulators (CpAMs) are small molecule, oral agents for the treatment of viral infections. The company’s lead program focuses on hepatitis B (HBV), which infects an estimated 350 million people worldwide and is associated with 600,000 deaths annually. CpAMs alter the HBV core protein, a unique target that is essential to the functioning of the virus. Unlike current therapies that only suppress HBV, CpAMs may have curative potential. Assembly is also developing novel microbiome-based technology for targeted oral delivery of therapeutic bacteria, complex proteins, viral antigens and small molecules to treat intractable infectious diseases of the GI tract, such as C. difficile infections.

Cautionary Statement Regarding Forward-Looking Statements

Please Note: The information provided herein contains estimates and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the satisfaction of the closing conditions for the offering; the estimated proceeds from the offering and our use of the anticipated proceeds from the offering; our ability to successfully integrate operations and personnel in connection with our recent merger with Assembly Pharmaceuticals, Inc.; the components, timing, cost and results of clinical trials and other development activities involving our product candidates; the unpredictability of the clinical development of our product candidates and of the duration and results of regulatory review of those candidates by the FDA and foreign regulatory authorities; our anticipated capital expenditures, our estimates regarding our capital requirements, and our need for future capital; our ability to retain necessary employees and to staff our operations appropriately; and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Contacts:

Corporate:

Assembly Biosciences, Inc.

David Barrett

646-706-5208

dbarrett@assemblybio.com

Media:

BLL Partners LLC

Barbara Lindheim

212-584-2276

blindheim@bllbiopartners.com